EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Cogo Group, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-144326) on Form S-8 of Cogo Group, Inc. (formerly Comtech Group, Inc.) of our reports dated March 16, 2009, with respect to the consolidated balance sheets of Cogo Group, Inc. and its subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008 and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of Cogo Group, Inc. and to the reference to our firm under the heading “Selected Financial Data” in the annual report.

Our report dated March 16, 2009, on the effectiveness of internal control over financial reporting as of December 31, 2008, contains an explanatory paragraph which states that Cogo Group, Inc. acquired Long Rise Holdings Limited during 2008, and management excluded from its assessment of the effectiveness of its internal control over financial reporting as of December 31, 2008, Long Rise Holdings Limited’s internal control over financial reporting associated with total assets of RMB34.8 million and total revenue of RMB37.3 million included in the consolidated financial statements of Cogo Group, Inc. and subsidiaries as of and for the year ended December 31, 2008. Our audit of internal control over financial reporting of Cogo Group, Inc. also excluded an evaluation of the internal control over financial reporting of Long Rise Holdings Limited.

/s/    KPMG

Hong Kong, China

March 16, 2009